Exhibit 99.1

Humana Inc.
500 West Main Street
P.O. Box 1438
Louisville, KY 40201-1438
http://www.humana.com

FOR MORE INFORMATION CONTACT:

Regina Nethery
Humana Investor Relations
(502) 580-3644 e-mail: Rnethery@humana.com

Tom Noland
Humana Corporate Communications
(502) 580-3674 e-mail: Tnoland@humana.com

Humana Reports Fourth Quarter 2015 Financial Results;

Provides 2016 Financial Guidance

•	Adjusted EPS(a) of $7.75 for full year 2015 and $1.45 for 4Q 2015, in-line with management’s expectations

•	During 4Q 2015, the company recorded a premium deficiency reserve totaling $176 million pretax, or $0.74 per share, related to certain of its 2016 individual commercial policies

•	2016 Adjusted EPS(a) guidance of at least $8.85 reflects expected significant improvement in the company’s individual Medicare Advantage business and excludes amortization of identifiable intangibles

•	2016 projected net membership growth in individual Medicare Advantage of 100,000 to 120,000

•	2016 projected net membership growth in stand-alone PDP offerings of 300,000 to 330,000

•	4Q 2015 cash flows from operations up 75 percent from 4Q 2014

LOUISVILLE, KY (February 10, 2016) – Humana Inc. (NYSE: HUM) today reported diluted earnings per common share (EPS) for the quarter ended December 31, 2015 (4Q 2015) of $0.67 compared to $0.94 for the quarter ended December 31, 2014 (4Q 2014). For the year ended December 31, 2015 (FY15) the company reported EPS of $8.44 compared to $7.36 for the year ended December 31, 2014 (FY14).

The company has included certain adjusted financial measures throughout this earnings press release. Adjusted pretax income and Adjusted EPS for 4Q 2015 and FY15 and the comparable prior year periods were as follows (a):

Consolidated pretax income (in millions)	4Q 2015	4Q 2014	FY15	FY14
Generally Accepted Accounting Principles (GAAP)	$246	$287	$2,431	$2,170
Premium deficiency reserve (PDR) for certain 2016 individual commercial policies	176	—	176	—
Costs associated with pending transaction with Aetna Inc. (Aetna)	12	—	23	—
Gain related to sale of Concentra Inc. (Concentra)	(3)	—	(270)	—
Expenses associated with early retirement of debt	—	37	—	37
Adjusted (non-GAAP) (a)	$431	$324	$2,360	$2,207

Diluted earnings per common share (EPS)	4Q 2015	4Q 2014	FY15	FY14
GAAP	$0.67	$0.94	$8.44	$7.36
PDR for certain 2016 individual commercial policies	0.74	—	0.74	—
Costs associated with pending transaction with Aetna	0.08	—	0.14	—
Gain related to sale of Concentra	(0.04)	—	(1.57)	—
Expenses associated with early retirement of debt	—	0.15	—	0.15
Adjusted (non-GAAP) (a)	$1.45	$1.09	$7.75	$7.51

The higher year-over-year Adjusted consolidated pretax income for the quarter and full year reflected higher operating results from the Group and Healthcare Services segments and higher investment income associated with the repositioning of the investment portfolio in FY15, partially offset by lower operating results in the Retail segment. Further discussion of the drivers of the business segments’ operating results are discussed in the sections below highlighting each segment.

The higher year-over-year Adjusted EPS for the quarter and full year reflected the same factors impacting Adjusted consolidated pretax income as well as the beneficial impact of a lower share count in 4Q 2015 and FY15 compared to the same periods in 2014, partially offset by a higher effective tax rate associated with the expected increase in the non-deductible health insurance industry fee.

“Our commitment to our integrated care delivery strategy is strong,” said Bruce D. Broussard, Humana’s President and Chief Executive Officer. “That commitment combined with the operational corrections we made in 2015 provides us a solid trajectory to achieve our target margins for each of our businesses over time, including 4.5 to 5 percent for individual Medicare Advantage. We will continue to balance our business segment margins with the growth in our Healthcare Services businesses to engage our members and drive quality outcomes, resulting in the greatest enterprise value. Further, we are pleased with progress to date on the pending transaction with Aetna and continue to expect it to close in the latter half of 2016.”

“Humana faced challenges across a number of fronts in 2015,” added Brian A. Kane, Senior Vice President and Chief Financial Officer. “However, the strength of our clinical model together with strong administrative cost discipline helped us not only manage these challenges in 2015, but together with targeted pricing and other operational actions, helped position us for meaningful margin improvement in our core individual Medicare Advantage business for 2016 as well as attractive growth in both revenues and EPS in 2017 and beyond.”

2016 Earnings Guidance

Humana expects Adjusted EPS for the year ending December 31, 2016 (FY16) of at least $8.85 as noted below. For comparability to FY16 Adjusted EPS guidance, FY15 Adjusted EPS is recast below to also adjust for the exclusion of amortization of identifiable intangibles to align with reporting methods used across the managed care sector.

Diluted earnings per common share	FY16E	FY15 Recast
GAAP	$8.53	$8.44
PDR for certain 2016 individual commercial policies	—	0.74
Costs associated with pending transaction with Aetna	To be determined	0.14
Gain related to sale of Concentra	—	(1.57)
Amortization of identifiable intangibles	0.32	0.39
Adjusted (non-GAAP) (a)	$8.85	$8.14

The more significant items impacting expected Adjusted EPS for FY16 versus Adjusted EPS for FY15 are summarized as follows:

Significant items expected to impact year-over-year change	Estimated EPS
Recast FY15 Adjusted EPS	$8.14
Projected change in operating performance:
Individual Medicare Advantage	1.18
Individual commercial including the beneficial effect of the PDR	0.99
Healthcare Services segment excluding provider services business	0.15
Group Medicare Advantage	(0.61)
Provider services businesses excluding Concentra	(0.17)
All other operations, net (b)	(0.30)
Lower earnings from sale of Concentra in June 2015	(0.10)
Investment income	(0.43)
Projected FY16 Adjusted EPS	$8.85

Additionally, as previously disclosed, as a result of the pending transaction with Aetna, the company suspended its share repurchase program on July 2, 2015 and thus the company does not anticipate any benefit from share repurchase activity in FY16. In September 2014, the company’s Board of Directors approved a new $2 billion share repurchase authorization that replaced its previous $1 billion authorization. Share repurchases in the latter part of 2014 and the first half of 2015 under the new authorization resulted in $0.30 per share of higher earnings for FY15.

First quarter 2016 Adjusted EPS is projected to be at least $1.80, reflecting the change in quarterly seasonality related to the PDR as well as the impact of the leap year. Adjusted EPS for the remaining quarters of 2016 is expected to generally mirror the percentage distribution of Adjusted EPS among the last three quarters of FY15.

Aetna Transaction

As previously announced, Humana entered into a definitive merger agreement with Aetna on July 2, 2015 under which, at the closing, Aetna will acquire each outstanding common share of Humana for $125 in cash and 0.8375 of an Aetna common share. At separate special stockholder meetings each held on October 19, 2015, Humana stockholders approved the adoption of the Aetna merger agreement and Aetna shareholders approved the issuance of the Aetna common stock in the transaction.

The transaction is subject to customary closing conditions, including the expiration of the Hart-Scott-Rodino anti-trust waiting period and approvals of certain state Departments of Insurance and other regulators. The company continues to expect the transaction to close in the second half of 2016.

Conference Call

Given the pending transaction with Aetna, the company is not hosting a conference call in conjunction with its 4Q 2015 earnings release and does not expect to do so for future quarters. Please direct any questions regarding this earnings release to Humana Investor Relations or Humana Corporate Communications.

Detailed press release

Humana’s full earnings press release including the statistical pages has been posted to the company’s Investor Relations site and may be accessed at http://phx.corporate-ir.net/phoenix.zhtml?c=92913&p=irol-IRHome or via a current report on Form 8-K filed by the company with the Securities and Exchange Commission this morning (available at www.sec.gov or on the company’s website).

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